SHARE EXCHANGE AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT, dated as of June 16, 2003 (the "Agreement"), among Northwest Gold, Inc., a Wyoming corporation ("NWGD"), and U.S. Energy Corporation, a Wyoming corporation (the "NWGD Shareholder") on the one hand, and Pogo! Products, Inc., a California corporation (the "Company") and the stockholders of the Company set forth on the signature pages to this Agreement (the "Sellers") on the other hand. NWGD, the NWGD Shareholder, the Sellers and the Company are collectively referred to herein as the "Parties." NWGD and the NWGD Shareholder are sometimes referred to herein collectively as the "NWGD Parties."

                                    RECITALS:
                                    ---------

     WHEREAS, the Sellers own 100% of the shares of the capital stock of the Company, in the denominations as set forth opposite their respective names on
Schedule I to this Agreement which shares constitute all of the issued and outstanding shares of capital stock of the Company (the "Company Shares").

     WHEREAS, NWGD desires to acquire from the Sellers, and the Sellers desire to sell to NWGD, all of the Company Shares in exchange (the "Exchange") for the issuance by NWGD of an aggregate of 12,000,000 shares (the "NWGD Shares") of NWGD's common stock, $0.001 par value per share (the "NWGD Common Stock") to be issued to the Sellers and their designees, on the terms and conditions set forth below, which, after giving effect to (a) the Exchange, and (b) the subsequent cancellation of 3,809,794 shares (the "Cancellation") will represent 75% of the issued and outstanding shares of the capital stock of the Company on a fully diluted basis.

     WHEREAS, the NWGD Shareholder is the principal shareholder of NWGD and will benefit from the transactions contemplated herein;

     WHEREAS, it is intended that, for federal income tax purposes, the Exchange shall qualify as a reorganization under the provisions of Section 368(b) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, the Company, the Sellers and the NWGD Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

     WHEREAS, NWGD currently has 7,809,794 shares of Common Stock issued and outstanding. After giving effect to the Exchange, and the subsequent Cancellation following the Closing (as more fully set forth in Section 11.1 below), NWGD shall have 16,000,000 shares of Common Stock outstanding.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

     1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

     "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other



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than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles are required or authorized to be closed.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Collateral Documents" mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder.

     "Commission" means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

     "Company Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Company Business and in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Company, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents.

     "Company Business" means the development, marketing and distribution of personal hand-held digital audio and video products, which are manufactured in Far East Asia.

     "Company Common Stock" means the common shares of the Company.

     "Company Shareholders" means, as of any particular date, the holders of Company Common Stock on that date.

     "Encumbrance" means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "NWGD Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the NWGD Business and in which NWGD holds title or any interest or in which NWGD acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of NWGD.

     "NWGD Business" means the business conducted by NWGD.

                                        2

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     "NWGD Common Stock" means the common shares of NWGD, $0.001 par value.

     "NWGD Securities Filings" means NWGD's annual report on Form 10-KSB for the seven month transition period ended December 31, 2002, its quarterly reports on Form 10-QSB, and all other reports filed and to be filed with the Commission prior to the Effective Time.

     "Legal Requirement" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

     "Losses" shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys', accountants', investment bankers' and expert witness' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Material Adverse Effect" means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party's business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

     "Exchange Shares" means the shares of NWGD Common Stock deliverable by NWGD in exchange for Company Common Stock pursuant to Section 2.1.

     "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

     "Regulatory Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     "Representative" means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

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     "Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

     "Tax" means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

     1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

Term
Location
"Agreement".........................................................    Preamble
"Closing"...........................................................         2.1
"Closing Date"......................................................         2.1
"Company Certificates"..............................................      2.7(a)
"Company Financial Statements"......................................         3.8
"Company Intellectual Property Rights"..............................         3.6
"Company Shares"....................................................    Recitals
"Exchange"..........................................................    Recitals
"NWGD Parties"......................................................    Preamble
"Material Company Contract".........................................         3.4
"Material NWGD Contract"............................................         4.4
"Options"...........................................................      3.2(b)
"Parties"...........................................................    Preamble
"NWGD Common Stock".................................................   Recitals
"Sellers"...........................................................    Recitals

                                   ARTICLE II
                   EXCHANGE OF SHARES AND ISSUANCE OF WARRANTS
                   -------------------------------------------

     2.1 Exchange of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

              (a) NWGD shall issue and deliver to each of the Sellers and their designees the number of authorized but unissued shares of NWGD Common Stock set forth opposite such Seller's and designee's names set forth on Exhibit A hereto, and

                                        4

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              (b) each Seller agrees to deliver to the Company, the number of issued shares of the Company set forth opposite such Seller's name on Schedule I hereto along with an appropriately executed stock power endorsed in favor of the Company, and

              (c) NWGD shall file Articles of Share Exchange with the Wyoming Secretary of State, and

              (d) The Company shall make such reciprocal filing as may be required with the California Secretary of State.

     2.2 Issuance of Warrants. On the eleventh day after Closing, NWGD shall issue to the NWGD Shareholder warrants to purchase 500,000 restricted shares of common stock of NWGD, with an exercise price of $1.00 per share, exercisable for two years after Closing. These warrants are additional consideration to the NWGD Shareholder to enter into this Agreement. The form of warrants shall be in form reasonably acceptable to the NWGD Shareholder.

     2.3 Restrictive Legend. All certificates representing the Exchange Shares shall contain a legend in customary form restricting transfer under the 1933 Act absent registration with the Commission therefor, or available exemption:

     2.3 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents ("Closing") shall take place at the offices of NWGD, or at such other location as the parties may agree on or before June 13, 2003, at 11:00 a.m., Mountain Time, it being understood and agreed that the Closing shall be deemed to occur simultaneously with the execution of this Agreement. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The Closing may occur by exchange of documents and instruments, without personal attendance of representatives of the parties.

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS
          -------------------------------------------------------------

     The Company and each of the Sellers (as to Sections 3.1-3.13, to the best knowledge of such Seller) represent and warrant to NWGD that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of California. The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

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     3.2      Capitalization.

              (a) As of the date hereof, the authorized, issued and outstanding capital stock and other ownership interests of the Company consists of 10,000,000 shares of common stock, of which 4,968,000 shares are outstanding. All of the outstanding Company Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. The owners of the Company's stock and the amounts paid therefor (a total of $1,059,500, comprised of $799,500 cash plus $260,000 of accounts payable owed to Nextway Co. Ltd. which Nextway canceled for stock) is listed on Exhibit B.

              (b) There are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively "Options"). Excepted are warrants to purchase 500,000 shares of common stock of the Company, at $1.00 per share, for two years, to be issued to the NWGD Shareholder.

              (c) All of the issued and outstanding capital stock of Company has been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

     3.3 Authority and Validity. The Company and each of the Sellers have all requisite power to execute and deliver, to perform such Party's obligations under, and to consummate the transactions contemplated by, this Agreement (subject to receipt of any consents, approvals, authorizations or other matters). The execution and delivery by the Company and each of the Sellers of, the performance by the Company and each of the Sellers of such Party's obligations under, and the consummation by the Company and each of the Sellers of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company and each of the Sellers. This Agreement has been duly executed and delivered by the Company and each of the Sellers and (assuming due execution and delivery by the NWGD Parties) is the legal, valid, and binding obligation of the Company and each of the Sellers, enforceable against such Party in accordance with its terms. Upon the execution and delivery of the Collateral Documents by each Person (other than the NWGD Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the NWGD Parties, the Collateral Documents will be the legal, valid and binding obligations of the Company and each of the Sellers, enforceable against such Party in accordance with their respective terms.

     3.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company and each of the Sellers of this Agreement and the Collateral Documents to which such Party is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company or any of the Sellers under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock.

     3.5 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company or any Seller in connection with the execution, delivery and performance by the Company or any Seller of this Agreement or any Collateral Document or for the consummation by the

                                        6

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Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

     3.6 Intellectual Property. To the knowledge of the Company, the Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Company Business without the payment of any royalty or similar payment.

     3.7 Compliance with Legal Requirements. The Company has operated the Company Business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     3.8 Financial Statements. The Company's financial statements (including the notes thereto) ("Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of the Company and its results of operations as of the dates and for the periods indicated (except as may be indicated in the notes thereto), subject in the case of the interim unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Company Financial Statements are the reviewed (not audited) statements at December 31, 2002, and for the month ended March 31, 2003.

     The Company covenants and agrees with NWGD and the NWGD Shareholder that the Company shall obtain an audit of the Company Financial Statements within 60 days of Closing, and file such Financial Statements with the SEC. Fulfillment of this covenant and agreement by the Company is a material condition subsequent to all of the transactions under and contemplated by this Agreement.

     3.9 Ordinary Course. The Company conducted its business, marketed its property and equipment and kept its books of accounts, records and files, substantially in the same manner as previously conducted.

     3.10 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company's knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     3.11 Taxes. The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on the Company.

     3.12 Books and Records. The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects. All accounts receivable and inventory of the Company Business are reflected properly on such books and records in all material respects.

                                        7

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     3.13     Brokers or Finders. No broker or finder has acted directly or indirectly for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

     3.14     Purchase for Investment.

              (a) Each Seller is acquiring the NWGD Shares for investment for such Seller's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

              (b) Each Seller understands that the NWGD Shares are not registered under the Securities Act, that NWGD's sale and the issuance of its securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that NWGD's reliance on such exemption is predicated on such Seller's representations set forth herein. Such Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Act.

     3.15 Investment Experience. Each Seller acknowledges that such Seller can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the NWGD Shares.

     3.16 Information. The Sellers have carefully reviewed such information as each Seller deemed necessary to evaluate an investment in the NWGD Shares, including NWGD's Securities Filings and this Agreement. To the full satisfaction of each Seller, such Seller has been furnished all materials that such Seller has requested relating to the Company and the issuance of the NWGD Shares hereunder, and each Seller has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to the Sellers. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which each of the Sellers has relied in making the Exchange of the Company Shares for the NWGD Shares.

     3.17 Restricted Securities. Each Seller understands that the NWGD Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the NWGD Shares or any available exemption from registration under the Act, the NWGD Shares must be held indefinitely. Each Seller is aware that the NWGD Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

     3.18 Disclosure. No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE NWGD PARTIES
               --------------------------------------------------

     Each of the NWGD Parties, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

     4.1 Organization and Qualification. NWGD is a corporation duly organized, validly existing and in good standing under the laws of Wyoming. NWGD has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. NWGD is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on NWGD or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the NWGD Parties to perform their obligations under this Agreement or any of the Collateral Documents.

     4.2     Capitalization.

              (a) As of the date hereof, NWGD's authorized capital stock of 200,000,000 shares of common stock, $0.001 par value, of which there are 7,809,794 shares outstanding. The NWGD Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

              (b) There are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require NWGD to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

              (c) All of the issued and outstanding shares of NWGD Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

     4.3 Authority and Validity. Each NWGD Party has all requisite power to execute and deliver, to perform such party's obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each NWGD Party of, the performance by each NWGD Party of such party's respective obligations under, and the consummation by the NWGD Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each NWGD Party. This Agreement has been duly executed and delivered by each of the NWGD Parties and (assuming due execution and delivery by the Company and the Sellers) is the legal, valid and binding obligation of each NWGD Party, enforceable against each of them in accordance with its terms. Upon the execution and delivery by each of the NWGD Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

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     4.4      No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the NWGD Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any NWGD Party under, or result in the creation or imposition of any Encumbrance upon the property of NWGD.

     4.5 Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any NWGD Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on NWGD or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the NWGD Parties to perform its obligations under this Agreement or any of the Collateral Documents.

     4.6 Compliance with Legal Requirements. NWGD has operated the NWGD Business in compliance with all material Legal Requirements applicable to NWGD except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on NWGD or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     4.7 Litigation. (i) There are no outstanding judgments or orders against or otherwise affecting or related to NWGD, its business or assets; and
(ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any NWGD Party, threatened that, if adversely determined, would have a Material Adverse Effect on NWGD or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

     4.8 Ordinary Course. Since the date of the balance sheet included in the most recent NWGD Securities Filings filed through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving NWGD which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on NWGD.

     4.9 Assets and Liabilities. As of the date of this Agreement, NWGD has no Assets or Liability. NWGD's Assets and Liabilities disclosed in the NWGD Form 10-QSB for the quarter ended March 31, 2003 will have been eliminated as of the Closing.

     4.10 Taxes. NWGD has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on NWGD.

     4.11 Books and Records. The books and records of NWGD accurately and fairly represent the NWGD Business and its results of operations in all material respects. All accounts receivable and inventory of the NWGD Business are reflected properly on such books and records in all material respects.

     4.12 Environmental Matters. NWGD has not violated any Environmental Laws, lacks any permits, licenses or other approvals required of them under applicable Environmental Laws or is violating any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect on NWGD.

     4.13     Financial and Other Information.

              (a) The historical financial statements (including the notes thereto) contained (or incorporated by reference) in the NWGD Securities Filings have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of NWGD and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

              (b) NWGD Securities Filings did not, as of their filing dates, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

     4.14 Trading. No order suspending the sale or ceasing the trading or quotation of the NWGD Common Stock on the Over-The-Counter Bulletin Board has been issued by any court, securities commission or regulatory authority in the United States, and no proceedings for such purpose are pending or, to the knowledge of NWGD, after reasonable inquiry, threatened.

     4.15 Brokers or Finders. Except for $40,000 which will be paid to J. Douglas Group for consulting services under a letter agreement with NWGD dated April 25, 2003, no broker or finder has acted directly or indirectly for NWGD, any NWGD Party or any of their Affiliates in connection with the transactions contemplated by this Agreement, and neither NWGD, any NWGD Party nor any of their Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

     4.16 Disclosure. No representation or warranty of NWGD in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by NWGD pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     4.17 Filings. NWGD has made all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, required to be made and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY
                            ------------------------

     Between the date of this Agreement and the Closing Date:

     5.1 Additional Information. The Company shall provide to NWGD and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as NWGD or its Representatives may reasonably request.

     5.2 Continuity and Maintenance of Operations. The Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to promote the financial success of the Company Business and promptly notify NWGD of any material adverse change in the condition (financial or otherwise) of the Company Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify NWGD of any material adverse change in such relationships.

     5.3 Consents and Approvals. As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Collateral Documents.

     5.4 Notification of Certain Matters. The Company shall promptly notify NWGD of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to NWGD pursuant to this Agreement or the existence or occurrence of which would cause any of the Company's representations or warranties under this Agreement not to be correct and/or complete. The Company shall give prompt written notice to NWGD of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

     5.5 Company Schedules. The Company shall, from time to time prior to Closing, supplement its Schedules with additional information that, if existing or known to it on the date of delivery to the NWGD Parties, would have been required to be included therein.

     5.6 Audit of Company Financial Statements. The Company covenants and agrees with NWGD and the NWGD Shareholder that the Company shall obtain an audit of the Company Financial Statements within 60 days of Closing, and file such Financial Statements with the SEC by Form 8-K/A, together with required pro forma financial information. The Financial Statements shall be compliant with the SEC's Form 8-K as to periods covered and presentation of information. Fulfillment of this covenant and agreement by the Company is a material condition subsequent to all of the transactions under and contemplated by this Agreement.



                                   ARTICLE VI
                          COVENANTS OF THE NWGD PARTIES
                          -----------------------------

     Between the date of this Agreement and the Closing Date,

     6.1 Additional Information. NWGD shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to NWGD, the NWGD Business and the NWGD Assets and the Liabilities of NWGD, as the Company or its Representatives may reasonably request.

     6.2 No Solicitations. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE X, NWGD will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

     6.3 Continuity and Maintenance of Operations. NWGD shall operate the NWGD Business in a commercially reasonable manner and promptly notify the Company of any material adverse change in the condition (financial or otherwise) of the NWGD Business.

     6.4 Consents and Approvals. As soon as practicable after execution of this Agreement, the NWGD Parties shall use their commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by any of the NWGD Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents.

     6.5 Notification of Certain Matters. NWGD shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause any NWGD Party to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause any of the NWGD Parties' representations or warranties under this Agreement not to be correct and/or complete. The NWGD Parties shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

     6.6 NWGD Further Information. The NWGD Parties shall, from time to time prior to Closing, supplement the information previously supplied to the Company with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.

     6.7 Securities Filings. NWGD will timely file all reports and other documents required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

     6.8 Election to NWGD's Board of Directors. On the eleventh day after the closing, NWGD shall secure the resignation of the present directors in order to cause the nominees of the Company to be appointed to NWGD's board of directors subject to fiduciary obligations under applicable law. On the Closing NWGD shall prepare, with the assistance of the Company, and file with the Commission, and send to all NWGD shareholders, the notice and information required by Commission Rule 14f-1

                                   ARTICLE VII
             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE NWGD PARTIES
             -------------------------------------------------------

     All obligations of the NWGD Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the NWGD Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

     7.1 Accuracy of Representations. All representations and warranties of the Company contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Company shall have delivered to NWGD a certificate dated as of the Closing Date to the foregoing effect.

     7.2 Covenants. The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to a certificate dated the Closing Date to the foregoing effect.

     7.3 Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

     7.4 Delivery of Documents. The Company shall have delivered, or caused to be delivered, to NWGD the following documents:

              (i) Certified copies of the Company's articles of incorporation and by-laws and certified resolutions of the board of directors and Shareholders of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

              (ii) Such other documents and instruments as NWGD may reasonably request: (A) to evidence the accuracy of the Company's representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

     7.5 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole.

     7.6 Lock-Up Agreements. The Company will have obtained signed Lock-Up Agreements, a form of which is attached hereto as Exhibit B, from the Company's stockholders set forth on Exhibit C.

     7.7 Delivery of Company Shares. The Sellers shall have delivered certificates representing 100% of the Company Shares together with appropriate stock powers therefor. The Closing may occur even if not all certificates have been delivered to NWGD, in which event the NWGD Shares issuable to persons who have not delivered Company certificates with stock powers will be issued after the Closing upon such delivery to NWGD of Company certificates and stock powers.

                                  ARTICLE VIII
       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS
       ------------------------------------------------------------------

     All obligations of the Company and the Sellers under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company and the Sellers may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

     8.1 Accuracy of Representations. All representations and warranties of the NWGD Parties contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of the NWGD Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The NWGD Parties shall have delivered to the Company a certificate dated as of the Closing Date to the foregoing effect.

     8.2 Covenants. The NWGD Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the NWGD Parties at or prior to Closing. The NWGD Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

     8.3 Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

     8.4 Delivery of Documents. The NWGD Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

              (i) Certified copies of the articles of incorporation and by-laws of NWGD and certified resolutions by the board of directors authorizing the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

              (ii) Such other documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of the NWGD Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the NWGD Parties of, or the compliance by the NWGD Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the NWGD Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

              (iii) Letters of resignation from NWGD's current officers and directors to be effective upon the eleventh day after Closing.

              (iv) Board resolutions from NWGD's current directors appointing only designees of the Company to NWGD's board of directors, effective the eleventh day after closing.

              (v) All other corporate books and records of NWGD.

     8.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of NWGD and its Subsidiaries taken as a whole.

     8.6 No Assets and No Liabilities. NWGD shall have no assets or liabilities.

     8.7 Payment of Costs. The NWGD Shareholder shall have paid all of the costs and expenses of NWGD associated with the transactions contemplated herein.

     8.8 Lock-Up Agreements. NWGD will have obtained signed Lock-Up Agreements, a form of which is attached hereto as Exhibit B, from certain of the NWGD stockholders set forth on Exhibit C, for a total of 3,214,388 of the NWGD shares owned by those stockholders. Certificates for the locked shares shall be held in escrow for the purposes of the Lock-Up Agreements by counsel to the Company.

                                   ARTICLE IX
                                 INDEMNIFICATION
                                 ---------------

     9.1 Indemnification by the Sellers. Each of the Sellers (pro rata based on each Seller's percentage interest in the Company) shall indemnify, defend and hold harmless (i) NWGD, (ii) each of NWGD's assigns and successors in interest to the Company Shares, and (iii) each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Company or the Sellers contained in this Agreement. Notwithstanding the foregoing, (a) no claim under this Section 9.1 may be made unless notice is given pursuant to
Section 9.3 within two years from the Closing Date, and (b) as to Sections 3.14-3.17, no Seller shall be responsible for the representations and warranties of any other Seller.

     9.2 Indemnification by the NWGD Parties. The NWGD Parties shall indemnify, defend and hold harmless the Company and each of the Sellers from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the NWGD Parties contained in this Agreement made as of the Closing. Notwithstanding the foregoing, no claim under this Section 9.2 may be made unless notice is given pursuant to Section
9.3 within two years from the Closing Date.

     9.3 Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

     9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the Encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

                                    ARTICLE X
                                   TERMINATION
                                   -----------

     10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

              (a) by mutual written agreement of Parties; or

              (b) by either the Company or NWGD upon notification to the non-terminating party by the terminating party:

                  (i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in Sections 7.1, 7.2, 8.1 or 8.2 will not be satisfied;

                  (ii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Exchange and such order shall have become final and nonappealable.

     10.2 Effect of Termination. If this Agreement is validly terminated by either the Company or NWGD pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS
                                  -------------

     11.1 Cancellation of Shares. As a material subsequent condition to this Agreement and the Closing, within thirty (30) days following the Closing, but not prior to the Closing, NWGD and the NWGD Shareholder shall have caused 3,809,794 shares of NWGD Common Stock held by the NWGD Shareholder to be cancelled. Both NWGD and the NWGD Shareholder acknowledge that failure to abide by this Section 11.1 of the Agreement will cause irreparable harm to Company and the Company's shareholders and that Company will suffer significant damage as a result of such failure.

     11.2 Anti-Dilution Provision. From the Closing until the first to occur of (1) 180 days after Closing, or (2) that date when the NWGD Shareholder and the other NWGD shareholders subject to the Exhibit A lock up agreement own 688,060 or fewer shares of NWGD stock, NWGD either (3) shall not issue shares of Common Stock to anyone without prior written consent of the NWGD Shareholder, following detailed notice to NWGD Shareholder of the number of shares proposed to be issued, the persons to receive such shares, the consideration to be received by NWGD for issuing such new shares, and such other details as the NWGD Shareholder may request; or (4) issue shares of Common Stock pro rata to the NWGD Shareholder and the other shareholders of NWGD subject to the Exhibit B lock up agreement, without further consideration, in number sufficient to keep the 3,214,388 shares so locked up always equal to 16.2% of the total outstanding 19,809,794 shares of Common Stock on a fully diluted basis (20% of the 16,000,000 shares after the Cancellation). The number of shares to be issued on exercise of the anti-dilution right of this clause (4) shall be reduced, and the resulting percentage ownership to be maintained shall be reduced, if and to the extent there are fewer than 3,214,388 shares locked up at such time as a triggering event occurs. If shares issued under (3) are in amounts and for consideration reasonably acceptable to the NWGD Shareholder, and NWGD gives written prior notice of its acceptance of such amounts and the consideration to be paid to NWGD for such new shares., then the NWGD Shareholder shall be deemed to have waived its anti-dilution rights for that transaction under this Section
11.2. If shares are issued to the NWGD Shareholder under (4) in exercise of its anti-dilution rights, such shares shall deemed to be issued in further consideration of the Cancellation pursuant to Section 11.1

     11.3 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Company Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

     11.4 Publicity. The initial press release shall be a joint press release and thereafter the Company and NWGD each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

     11.5 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

                  (a) If to the NWGD Parties, to:

                           Northwest Gold Inc.
                           877 North 8th West
                           Riverton, Wyoming 82501

                           With a copy to:

                           Stephen E. Rounds, Esq.
                           1544 York Street, Suite 110
                           Denver. Colorado 80206
                           Facsimile: 303-377-0231

                           If to the Company and the Sellers to:

                           Pogo! Products, Inc.
                           590 West Central Ave., Suite E
                           Brea, California 92821

                           With a copy to:

                           Andrew I. Telsey, P.C.
                           12835 East Arapahoe Road
                           Tower One, Penthouse
                           Englewood, Colorado 80112
                           Facsimile: 303-768-9224

     Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

     11.6 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party. Notwithstanding the foregoing, the prevailing Party shall only be entitled to recover reasonable attorneys' fees from the NWGD Shareholder in connection with an enforcement of his indemnity obligations set forth in
Section 9.2 hereof.

     11.7 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

     11.8 Choice of Law. This Agreement and the rights of the Parties under it it shall be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of California). However, any litigation shall be conducted only in the Wyoming or Colorado courts, at the sole election of the NWGD Shareholder, which election shall be given in writing to the Company, specifying that court in which litigation is to be conducted.

     11.9 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

     11.10 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

     11.11 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

     11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.13 Entire Agreement. This Agreement (including the Exhibits, the Company Schedules, the NWGD Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties. Without limiting the generality of the foregoing, this Agreement is intended to supersede the Letter of Intent dated April 28, 2003.

     11.14 Expenses. Each party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement.

     11.15 Survival of Representations and Covenants. Notwithstanding any right of any Party fully to investigate the affairs of the Company or NWGD, as the case may be, and notwithstanding any knowledge of facts determined or determinable by any Party pursuant to such investigation or right of investigation, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of other Parties contained in this Agreement. Each representation, warranty, covenant and agreement of the Parties contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date unless, prior to such date, a

Party has delivered to the other Parties a written notice of a claim with respect to such representation, warranty, covenant or agreement.


         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.


                                 NORTHWEST GOLD, INC., a Wyoming corporation


                                 By:    /s/  Harold F. Herron
                                      ------------------------------------------
                                          Harold F. Herron, President


                                 POGO! PRODUCTS, INC., a California corporation


                                 By:    /s/  James J. LaVoie
                                      ------------------------------------------
                                          James J. LaVoie, President


                                 NWGD SHAREHOLDER:


                                 By:   /s/  John L. Larsen
                                      ------------------------------------------
                                 Name: John L. Larsen, CEO, U.S. Energy Corp.

            Sellers (Name and signature)





------------------------------------------------------------------------


------------------------------------------------------------------------


------------------------------------------------------------------------


------------------------------------------------------------------------


------------------------------------------------------------------------


------------------------------------------------------------------------


------------------------------------------------------------------------


------------------------------------------------------------------------


------------------------------------------------------------------------

                                                                       EXHIBIT B


                                [Form of Lock-Up]


                                                _____________, 2003

ADDRESS


         Re:      Lock-Up Agreement

Dear Sirs:

         Reference is made to that certain Share Exchange Agreement (the "Agreement"), dated as of June 13, 2003, among Northwest Gold, Inc., a Wyoming corporation, ("NWGD"), U.S. Energy Corp. ("USE"), a Wyoming corporation and the principal shareholder of NWGD, Pogo! Products, Inc., a California corporation ("Pogo") and the stockholders of Pogo (the "Stockholders"), pursuant to section
8.8 of which USE and certain other stockholders of NWGD holding a total of 3,214,388 shares of NWGD will lock up those shares, until the 91st day after the Closing of the Agreement. These shares are referred to as the "Lock Up Shares." As of the Closing of the Agreement, the holders of the Lock Up Shares will deliver certificates for the Lock Up Shares to counsel to the Company, who will hold such certificates only for the purposes of this Lock Up Agreement. The lock up will automatically expire on the 91st day, or sooner when the Lock Up Shares equal 688,060 shares. NWGD shall give prompt notice to its transfer agent of this automatic release, and counsel for the Company shall deliver the certificates to their record holders.

         The Company has determined that the prospect of sales of NWGD's common stock ("Common Stock"), held by the undersigned within 90 days after the Closing of the Exchange could be detrimental to the Company.

         Therefore, the undersigned hereby acknowledges and agrees that the undersigned will not, directly or indirectly, without the prior written consent of NWGD, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose (collectively, a "Disposition") of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock held by the undersigned, now owned or acquired by the undersigned after the date hereof or which may be deemed to be beneficially owned by the undersigned pursuant to the Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Lock Up Shares"), for a period of 91 days from the Closing of the Exchange (June 13,
2003). This period of time is referred to as the "Lock Up Period."

         The foregoing restriction is expressly agreed to preclude, among other Dispositions, the holder of Lock Up Shares from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Lock Up Shares during the Lock Up Period, even if such Lock Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Lock Up

Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock Up Shares.

         Notwithstanding the foregoing, the undersigned may transfer any or all of the Lock Up Shares (i) as a bona fide gift or gifts or (ii) as a distribution to limited partners or shareholders of such person; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Lock Up Shares subject to the provisions of this letter agreement. The transferor shall notify NWGD in writing prior to the transfer and there shall be no further transfer of such Lock Up Shares except in accordance with this letter agreement. Moreover, notwithstanding any other provision of this letter agreement, the undersigned may exercise any option to purchase shares of Common Stock, provided, however, that any shares so acquired shall constitute Lock Up Shares for the purposes of this letter agreement.

         The undersigned also agrees and consents to the entry of stop transfer instructions with the transfer agent for NWGD against the transfer of any Lock Up Shares.

         Executed this ___ day of ________________, 2003.

                             Very truly yours,

                             Stockholder of Northwest Gold, Inc.

                             By:
                                    --------------------------------------------
                                    Signature of Stockholder

                                    --------------------------------------------
                                    Address

                             Name of Co-Stockholder, if applicable
                             (please
                             print):
                                    --------------------------------------------

                             By:
                                   ---------------------------------------------
                                   Signature of Co-Securityholder, if applicable

                                   -------------------------------------
                                   Address

                                                                       EXHIBIT C

        LIST OF NWGD SHAREHOLDERS SUBJECT TO EXHIBIT B LOCK UP AGREEMENT

                                             No. NWGD Shares
      Name                                   Subject to Lock Up Agreement
      ----                                   ----------------------------

      U. S. Energy Corp                        2,974,388
      877 North 8th West
      Riverton, Wyoming 82501

      Keith G. Larsen                             40,000
      877 North 8th West
      Riverton, Wyoming 82501

      John L. Larsen                              40,000
      877 North 8th West
      Riverton, Wyoming 82501

      Daniel P. Svilar                            40,000
      877 North 8th West
      Riverton, Wyoming 82501

      Harold F. Herron                            40,000
      877 North 8th West
      Riverton, Wyoming 82501

      Robert S. Lorimer                           40,000
      877 North 8th West
      Riverton, Wyoming 82501

      Robert Nicholas                             40,000
      877 North 8th West
      Riverton, Wyoming 82501                  _________
                                               3,214,388

                                                                      EXHIBIT A

      LIST OF POGO SHAREHOLDERS AND SHARES OF NWGD TO BE ISSUED

                                            No. PoGo Shares      No. NWGD
     Name                                   to be Exchanged      Shares to be Issued
     ----                                   ---------------      -------------------

     Kyung Y. An                            2,940,000             7,102,280
     590 West Central Ave
     Suite E
     Brea, California 92821

     Jae Ryong Bum                             60,000               144,900
     590 West Central Ave
     Suite E
     Brea, California 92821

     Andy Park                                100,000               241,500
     590 West Central Ave
     Suite E
     Brea, California 92821

     Jake Kwak                                100,000               241,500
     590 West Central Ave
     Suite E
     Brea, California 92821

     John Myers                                86,000               207,690
     590 West Central Ave
     Suite E
     Brea, California 92821

     Al Amiri                                 110,000               265,650
     590 West Central Ave
     Suite E
     Brea, California 92821

     S. K. Park                               100,000               241,500
     590 West Central Ave
     Suite E
     Brea, California 92821

     Sandy Jun                                 80,000               193,200
     590 West Central Ave
     Suite E
     Brea, California 92821

     Nextway Co., Ltd                         520,000             1,225,800
     590 West Central Ave
     Suite E
     Brea, California 92821


                                 26



     James J. LaVoie                          136,667               330,050
     590 West Central Ave
     Suite E
     Brea, California 92821

     Kenneth LaVoie                            30,000                72,450
     590 West Central Ave
     Suite E
     Brea, California 92821

     Bob Fullerton                            100,000               241,500
     590 West Central Ave
     Suite E
     Brea, California 92821

     Robin McSurley                           333,333               805,000
     590 West Central Ave
     Suite E
     Brea, California 92821

     My Jung Kim                               22,000                53,130
     590 West Central Ave
     Suite E
     Brea, California 92821

     Jason Yoon                                20,000                48,300
     590 West Central Ave
     Suite E
     Brea, California 92821

     Joong Keun Jeon                           10,000                24,150
     590 West Central Ave
     Suite E
     Brea, California 92821

     Kurtis G. Heaton                         200,000               483,000
     590 West Central Ave
     Suite E
     Brea, California 92821

     Ed Chung                                  20,000                48,300
     590 West Central Ave
     Suite E
     Brea, California 92821                 _________            __________
                                            4,968,000            12,000,000